EXHIBIT 10.14

THE PHOENIX COMPANIES, INC.
NON-QUALIFIED EXCESS INVESTMENT PLAN

As amended and restated to be effective as of January 1, 2009

THE PHOENIX COMPANIES, INC.
NON-QUALIFIED EXCESS INVESTMENT PLAN

ARTICLE I
PURPOSE AND EFFECTIVE DATE

1.01

Purpose.  The Phoenix Companies, Inc. Non-Qualified Excess Investment Plan is intended to provide Employees with contributions lost due to restrictions on defined contribution plans under Code sections 401(a)(17), 401(k), 401(m), 402(g) and 415, which primarily affect higher-paid Employees.  The intent is to provide Employees with allocations that, when added to such Employee’s contributions under The Phoenix Companies, Inc. Savings and Investment Plan, will be similar to contributions other Employees can receive under such plan.   The Phoenix Companies, Inc. Non-Qualified Excess Investment Plan is intended to be an unfunded plan under the Employee Retirement Income Security Act of 1974, as amended, that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

1.02

Effective Date.   The Phoenix Companies, Inc. Non-Qualified Excess Investment Plan was first effective January 1, 1988, was amended and restated effective as of March 3, 2003, was amended and restated effective as of January 1, 2004, was amended effective as of April 28, 2005, and was amended effective as of July 1, 2007.  This amendment and restatement shall be effective as of January 1, 2009.

ARTICLE II
DEFINITIONS

Wherever used in this Plan, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

2.01

“Beneficiary” means the person, persons or entity, including one or more trusts, last designated by a Participant on a form or electronic media and accepted by the Plan Administrator or its duly authorized representative as a beneficiary, co-beneficiary, or contingent beneficiary to receive benefits payable under the Plan in the event of the death of the Participant.  In the absence of any such designation, the Beneficiary shall be (a) the Participant’s surviving spouse or domestic partner, (b) if there is no surviving spouse or domestic partner, the Participant’s children (including stepchildren and adopted children) per stirpes, or (c) if there is no surviving spouse or domestic partner and/or children per stirpes, the Participant’s estate.

2.02

 “Benefit Plans Committee” means the committee, which shall be composed of the Chief Executive Officer, the Chief Financial Officer and the Chief Investment Officer, or any other person(s) designated by the Chief Executive Officer, to administer and manage the Plan and its assets.

2.03

“Code” means the Internal Revenue Code of 1986, as amended.

2.04

“Company” means Phoenix Life Insurance Company and any Participating Employer.

2.05

“Contributions” shall have the meaning provided under the Savings and Investment Plan.

2.06

“Disabled”  means that a Participant is:

(a)

unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(b)

by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Employees of the Participant’s employer.

2.07

“Earnings” shall have the meaning provided under the Savings and Investment Plan; provided, however, that such Earnings shall not be subject to the limit set forth in Code section 401(a)(17).

2.08

“Employee” means any person who is employed by the Company on an hourly or salaried basis other than a Non-Benefits Employee, but shall not include leased employees within the meaning of Code sections 414(n)(2) and 414(c)(2).

2.09

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.10

“Excess Earnings” means the excess of a Participant’s Earnings over the limit set forth in Code section 401(a)(17).

2.11

 “Excess Investment Account” means the book account established on behalf of a Participant under Article VII of this Plan.

2.12

“Excess Investment Benefit” means the amount determined in accordance with the provisions of Article IV of this Plan.

2.13

“Excess Investment Credits” means the amounts determined in accordance with the provisions of Section 4.02 of this Plan.

2.14

"Excess Investment Plan Deferral Election" means a Participant's election to defer a portion of Excess Earnings as set forth in Section 5.01.

2.15

“Excess Investment Plan Distribution Election” means a Participant’s election regarding the form of payment of his or her Excess Investment Benefit as set forth in Section 5.02.

2.16

"Grandfathered Participant" means a Participant designated as a "Grandfathered Participant" under the Savings and Investment Plan.

2.17

“Investment Funds” means the funds designated by the Benefit Plans Committee as available investment options under the Plan, as the same may, from time to time, be changed by action of the Benefit Plans Committee.

2.18

“Matching Contributions” means the amount the Company contributes to the Savings and Investment Plan in accordance with Section 3.01(b) of the Savings and Investment Plan.

2.19

“Non-Benefits Employee” means any Employee who has signed an employment agreement, independent contractor agreement or other personal services contract with the Company stating that he or she is not eligible to participate in the Plan and any worker that the Employer treats as an independent contractor, during the period that the worker is so treated, regardless of whether such individual may be determined to be an Employee by administrative, judicial or other decision.  A worker is treated as an independent contractor if payment for his services is memorialized on a Form 1099, and not on a Form W-2.

2.20

“Participant” means an Employee who meets the eligibility requirements of Article III and elects to participate in the Plan.

2.21

“Participating Employer” means each corporation that has adopted the Plan with the consent of the Benefit Plans Committee in accordance with Article VIII.

2.22

“Plan” means The Phoenix Companies, Inc. Non-Qualified Excess Investment Plan, as it may be amended from time to time.

2.23

“Plan Administrator” means the Benefit Plans Committee or the person designated as such by the Benefit Plans Committee.

2.24

“Plan Year” means the calendar year.

2.25

“Savings and Investment Plan” means The Phoenix Companies, Inc. Savings and Investment Plan, a tax-qualified retirement plan maintained by the Company that includes a cash or deferred arrangement under Code section 401(k).

2.26

“Separation from Service” shall have the meaning set forth and described in the final regulations promulgated under Code section 409A.

2.27

“Years of Service” means the number of Years of Service credited to a Participant, as defined in the Savings and Investment Plan.

ARTICLE III
PARTICIPATION

3.01

Eligibility.  With respect to any Plan Year, any Employee of the Company whose Contributions to the Savings and Investment Plan for such Plan Year are expected to be limited by the maximum amount of Earnings permitted to be taken into account under Code section 401(a)(17) shall be eligible to participate in this Plan.

3.02

Commencement of Participation.  Each eligible Employee shall become a Participant in the Plan as of the January 1 or July 1 next following the date he or she meets the eligibility requirements in Section 3.01 and completes an Excess Investment Plan Deferral Election as described in Section 5.01.

3.03

Termination of Participation. An individual shall cease to be a Participant as of the date such individual ceases to meet all of the requirements of Section 3.01 above; provided, however, that benefits accrued by the individual as of such date shall not be reduced and shall be paid as provided herein.

ARTICLE IV
EXCESS INVESTMENT BENEFIT

4.01

Excess Investment Benefit. A Participant’s Excess Investment Benefit shall be equal to the sum of (a) the Participant’s accrued and vested account balance under the Plan as of December 31, 2004, (b) the Participant’s Excess Investment Credits determined pursuant to Section 4.02, and (c) and any adjustments to the Participant’s Excess Investment Account determined pursuant to Article VII.

4.02

Excess Investment Credits.  A Participant’s Excess Investment Credits for any Plan Year shall consist of the sum of the following amounts:

(a)

The percentage of the Participant’s Excess Earnings for such Plan Year, from 1% to 60%, that the Participant has elected to defer;

(b)

For periods prior to July 1, 2003, for each Plan Year with respect to which a Participant has a deferral election in effect under this Plan, a matching Company credit equal to, for Employees of the Company or any Participating Employer other than Phoenix Investment Partners, Ltd., an amount equal to 50% of their contributions which do not exceed 6% of their Excess Earnings; and for Employees of Phoenix Investment Partners, Ltd. an amount equal to 100% of their contributions which do not exceed 3% of their Excess Earnings;

(c)

For the period from July 1, 2003 through June 30, 2007, and continuing thereafter for Grandfathered Participants only, for each Plan Year with respect to which a Participant has a deferral election in effect under this Plan, a matching Company credit equal to 100% of such Participant’s contributions, to the extent that such contributions do not exceed 3% of Excess Earnings, plus 50% of such Participant’s contributions, to the extent that such contributions exceed 3% but do not exceed 5% of Excess Earnings; and

(d)

Effective July 1, 2007, for each Plan Year (including, for 2007, only the period from July 1, 2007 through December 31, 2007) with respect to which a Participant, other than a Grandfathered Participant, has a deferral election in effect under this Plan, a matching Company credit equal to the amounts set forth below:

Years of Service (determined in whole years as of January 1 of each Plan Year)	Percentage Match on First 3% of Excess Earnings Deferred by a Participant (i.e., 1%-3%)	Percentage Match on Next 3% of Excess Earnings Deferred by a Participant (i.e., 4%-6%)
0-4	100%	50%
5-9	100%	100%
10-14	100%	150%
15+	150%	150%

ARTICLE V

DEFERRAL AND DISTRIBUTION ELECTIONS

5.01

Deferral Elections.

(a)

Time and Amount of Election.  Prior to the end of each Plan Year, a Participant may make an Excess Investment Plan Deferral Election to defer between 1% and 60% of his or her Excess Earnings attributable to services that will be performed in the following Plan Year.

(b)

Newly Eligible Participants.  Notwithstanding Section 5.01(a), for the Plan Year in which an individual first becomes an eligible Participant, such Participant may make an Excess Investment Plan Deferral Election within 30 days of initial eligibility (based on the plan aggregation rules) and such election applies only to compensation paid on and after the later of (i) the election date, or (ii) the applicable participation commencement date as described in Section 3.02.

(c)

Effective Date of Deferral Elections.  A Participant’s Excess Investment Plan Deferral Election shall become effective on the January 1st immediately following the receipt of the Excess Investment Plan Deferral Election by the Plan Administrator (and, in the case of a newly eligible Participant, on the later of the election date and the applicable participation commencement date as described in Section 3.02); provided, however, that such election shall not have retroactive effect.

(d)

Carryover of Deferral Elections.  Unless otherwise determined by the Plan Administrator, a Participant’s initial Excess Investment Plan Deferral Election will be carried over from year to year unless the Participant makes an affirmative election to modify or terminate the election as described in Section 5.01(e).

(e)

Modification/Termination of Deferral Elections.  A Participant may modify or terminate an Excess Investment Plan Deferral Election effective as of the first day of the Plan Year immediately following the Plan Administrator’s receipt of such modification or termination.  Any modification or termination of an Excess Investment Plan Deferral Election shall not have retroactive effect and shall remain in force until modified or revoked.

(f)

Irrevocability of Deferral Elections.  All Excess Investment Deferral Plan Elections become irrevocable as of (i) the first day of the Plan Year to which the election applies, or (ii) in the case of newly eligible Participant, on the later of the election date and the applicable participation commencement date as described in Section 3.02.

5.02

Distribution Elections.

(a)

Form of Distribution Election.  Prior to commencing participation under the Plan, each Participant may make an Excess Investment Plan Distribution Election in respect of any amounts to be credited to the Participant’s Excess Investment Account and elect to receive such portion of his or her Excess Investment Benefit in either a lump sum payment or in annual installment payments over a period not to exceed 10 years.  In the event a Participant fails to make an Excess Investment Plan Distribution Election, his or her Excess Investment Benefit will be paid in the form of a lump sum.

(b)

Effective Date of Distribution Elections.  A Participant’s Excess Investment Plan Distribution Election shall become effective immediately following the receipt of the Excess Investment Plan Distribution Election by the Plan Administrator; provided, however, that such election shall not have retroactive effect.

(c)

Irrevocability of Distribution Elections.  All Excess Investment Distribution Elections become irrevocable as of the first day of the Plan Year to which the election applies.

(d)

409A Transition Relief Provision.  Notwithstanding any other provision to the contrary in this Plan, Participants may be permitted to make elections prior to January 1, 2009 in accordance with the transition rules in effect under Code section 409A.

(e)

One-Time Changes to Distribution Elections. Notwithstanding Sections 5.02(c) and (d), a Participant may make a one-time election to change his or her Excess Investment Plan Distribution Election, provided that:

(i)

the Participant’s subsequent Excess Investment Plan Distribution Election pursuant to this Section 5.02(e) election must not take effect until at least 12 months after the date on which subsequent Excess Investment Plan Distribution Election is made; and

(ii)

the payment with respect to which the Participant’s subsequent Excess Investment Plan Distribution Election is made must be deferred for a period of not less than five years from the date such payment was initially to be paid pursuant to the Participant’s initial Excess Investment Plan Distribution Election.

ARTICLE VI
DISTRIBUTIONS AND WITHDRAWALS

6.01

Distribution of Account Balances.

(a)

Eligibility for Distribution.  A Participant is eligible to receive a distribution of his or her Excess Investment Benefit upon the Participant’s Separation from Service.

(b)

Date of Distribution.

(i)

Prior to January 1, 2009, if a lump sum payment is elected as to an identified portion of the Participant’s Excess Investment Account, the lump sum payment will be paid within 90 days of the Participant’s Separation from Service.

(ii)

Prior to January 1, 2009, if the annual installment method is elected as to an identified portion of the Participant’s Excess Investment Account, installment payments will be made on a fixed schedule as specified in the Participant’s election, with the first installment to be paid within 90 days of the Participant’s Separation from Service.

(iii)

Effective January 1, 2009, distributions will commence within the 90-day period following the earlier to occur of (A) the six month anniversary of the Participant’s Separation from Service and (B) the first day of the month following the Participant’s death.  Upon the expiration of the six-month period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a lump sum or in installments in the absence of such delay) will be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under this Plan will be paid or provided in accordance with the normal payment dates specified for them herein.

(c)

Form of Distribution.

(i)

Subject to Sections 6.01(b)(iii), a Participant’s Excess Investment Benefit will be distributed in the form elected by the Participant pursuant to Section 5.02.

(ii)

If the annual installment method is elected, the Company, in its sole discretion, may elect that all amounts notionally held in the Excess Investment Account be withdrawn therefrom up to thirty 30 days prior to the first installment payment date and be deemed applied to purchase a period certain annuity in the name of the Company, and the amount payable to the Participant will be equivalent to the amounts payable under such annuity and in accordance with the installment payment schedule elected.

(iii)

If the value of the Participant’s Excess Investment Account is equal to or less than $25,000 on his or her Separation from Service, then, notwithstanding anything else contained herein to the contrary, including the Participant’s elections, the Participant will receive a lump sum payment of his or her Excess Investment Account within 90 days after such distribution date.

(iv)

If the value of the Participant’s account balance under this Plan is equal to $25,000 or less on his or her distribution date, then, notwithstanding anything else contained herein to the contrary, including the Participant’s elections, the Participant will receive a lump sum payment of his or her account balance within 90 days after such distribution date.

(d)

Amount of Distribution.

(i)

The amount of each lump sum distribution payable under this Plan shall be equal to the single sum cash value of the Participant’s Excess Investment Benefit as of the date of determination that is distributable in such form.

(ii)

The amount of each installment distribution shall be equal to the balance of the Participant’s Excess Investment Benefit as of the determination date that is distributable in such form, multiplied by a fraction, the numerator of which is one and the denominator of which is the number of years remaining over which installments are to be paid.

(e)

Suspension of Benefits upon Reemployment. Upon reemployment or rehire, the benefits payable under this Plan cannot be suspended pursuant to Code section 409A, the regulations and guidance promulgated thereunder.

(f)

Death Benefit. Within 90 days following the death of a Participant, the value of the Participant’s Excess Investment Benefit, determined as of the date of distribution, will be distributed to the Participant’s Beneficiary in the manner specified in the Participant’s Excess Investment Plan Distribution Election.

6.02

Hardship Withdrawals.

(a)

Eligibility.  A Participant may request a withdrawal from his or her Excess Investment Account at any time of the amount necessary to satisfy an unforeseeable emergency within the meaning of Code section 409A, including taxes assessed on this withdrawal, and taking into account the cancellation of the Participant’s Excess Investment Plan Deferral Election under Section 6.02(c).  A hardship withdrawal shall only be available upon a determination by the Plan Administrator based on the relevant facts and circumstances of each case that the Participant has suffered a severe financial hardship resulting from a sudden and unexpected illness or accident of the Participant or the Participant’s spouse, beneficiary, or dependent, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, including the loss of the Participant’s property due to casualty.  The purchase of a home or the payment of tuition or other education expenses does not constitute an unforeseeable emergency under this Section 6.02.  A Participant who desires to receive such a hardship withdrawal must submit a written request to the Plan Administrator in such form as it may specify.

(b)

Repayment.  Any withdrawals under this Section 6.02 cannot be repaid to the Plan.

(c)

Cancellation of Deferral Election.  No further deferrals shall be made to the Plan following the date of the Plan Administrator’s approval of a hardship withdrawal and each Excess Investment Plan Deferral Election to which the Participant is then a party shall be of no further effect.  To the extent permitted under Code section 409A, such Participant may enter into a new Excess Investment Plan Deferral Election in any Plan Year following the Plan Year in which the Participant received the hardship withdrawal.

ARTICLE VII
INVESTMENT AND FUNDING

7.01

Investment Accounts. All Excess Investment Credits under Section 4.02 shall be credited to the Participant’s Excess Investment Account as of the end of each payroll period. Such Excess Investment Credits shall be deemed to be invested in the Investment Fund(s) designated by the Participant in such manner as may be specified by the Plan Administrator, or, if no such designation is made, in the default Investment Fund designated from time to time by the Benefit Plans Committee. Each Participant’s Excess Investment Account will be adjusted on a daily basis by an amount equal to the amount of any adjustment that would have been made had the Participant’s credits been allocated and invested as herein provided; reduced, however, at the Company’s discretion, by an amount equal to the estimated income taxes, if any, payable by the Company on such adjustment, based on the Company’s highest tax rate on its net taxable income for the Plan Year in which such adjustment is made.   The Company reserves the right to reduce the interest or earnings on deferred compensation amounts for any federal or state taxes which it may incur as a result of interest or earnings on amounts held under this Plan.

7.02

Company Retains Control of Deemed Investments.  The election to designate deemed investments, as described above, shall be subject to restrictions as to minimum and maximum amounts as announced from time to time by the Benefit Plans Committee.  Both initial and subsequent investment allocations must be made in 1% increments.  The Company shall have the right at any time to add new deemed investment options, cease to offer any or all of the deemed investment options, and alter or adjust the basis or method of calculating any interest or earnings for any of the investment options outlined above. The Company shall be under no obligation to actually make any investment as described above. Reference to any such investment shall be solely for the purpose of aiding the Company in measuring and meeting its liabilities under the terms of this Plan. In any event, if any investments are made, the Company shall be named the sole owner and shall have all of the rights and privileges conferred by any instrument evidencing such investments.

7.03

Funding.  No special or separate fund shall be established by the Company and no segregation of assets shall be made to assure the payment of benefits under the Plan. No Participant shall have any right, title, or interest whatsoever in any specific asset of the Company.  Nothing contained in this Plan and no action taken pursuant to its provisions shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant or any other person.  To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

ARTICLE VIII
CLAIMS FOR BENEFITS

8.01

Claims Procedure.  Claims for benefits under the Plan may be filed with the Plan Administrator on forms supplied by the Plan Administrator.  Written or electronic notice of the disposition of a claim shall be furnished to the claimant within 90 days after the application is filed (or within one 180 days if special circumstances require an extension of time for processing the claim and if written notice of such extension and circumstances are communicated to the claimant within the initial 90 day period).  In the event the claim is wholly or partially denied, the reasons for the denial shall be specifically set forth in the notice in language calculated to be understood by the claimant, pertinent provisions of the Plan on which the decision is based shall be cited, and, where appropriate, a description of any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary, will be provided.  In addition, the claimant shall be furnished with an explanation of the Plan's claims review procedure and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.  A claimant must request a review of a denied claim in accordance with Section 8.02 and exhaust all remedies under the Plan before the claimant is permitted to bring a civil action for benefits.

8.02

Claims Review Procedure.  Any Employee, former Employee, or authorized representative or Beneficiary of either, who has been denied either in whole or in part a benefit by a decision of the Plan Administrator pursuant to Section 8.01 shall be entitled to request the Plan Administrator to give further consideration to his claim by filing with the Plan Administrator (on a form which may be obtained from the Plan Administrator) a request for review.  Such request, together with a written statement of the reasons why the claimant believes his claim should be allowed, shall be filed with the Plan Administrator no later than 60 days after receipt of the notification provided for in Section 8.01.  If such request is so filed, the claimant or his representative may submit written comments, documents, records and other information relating to the claim to the Plan Administrator within 60 days after receipt of the notification provided for in Section 8.01.  The claim for review shall be given a full and fair review that takes into account all comments, documents, records and other information submitted that relates to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The Plan Administrator shall provide the claimant or his representative with written or electronic notice of the final decision as to the allowance of the claim within 60 days of receipt of the request for review (or within 120 days if special circumstances requires an extension of time for processing the request and if written notice of such extension and circumstances is given to the claimant or his representative within the initial 60 day period).  Such communication shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision, specific references to the pertinent Plan provisions on which the decision is based, a statement of the claimant or his representative’s right to bring a civil action under ERISA section 502(a) and a statement that the claimant or his beneficiary is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the claim for benefits.  A document is relevant to the claim for benefits if it was relied upon in making the determination, was submitted, considered or generated in the course of making the determination or demonstrates that benefit determinations are made in accordance with the Plan and that Plan provisions have been applied consistently with respect to similarly situated claimants.

8.03

Receipt and Release for Payments.  Any payment to any Participant, or to such Participant’s legal representative or Beneficiary, in accordance with the provisions of this Plan, shall be in full satisfaction of all claims hereunder against the Company.  The Plan Administrator may require such Participant, legal representative, or Beneficiary, as a condition precedent to such payment, to execute a receipt and release therefor in such form as the Plan Administrator shall determine.  If the Plan Administrator shall receive evidence satisfactory to the Plan Administrator that any payee under this Plan is a minor, or is legally, physically, or mentally incompetent to receive and to give valid release for any payment due him or her under this Plan, any such payment, or any part thereof, may, unless claim therefor shall have been made to the Plan Administrator by a duly appointed executor, administrator, guardian, committee, or other legal representative of such payee, be paid by the Plan Administrator to such payee’s spouse, child, parent or other blood relative, or to any person, persons or institutions deemed by the Plan Administrator to have incurred expense for or on behalf of such payee, and any payment so made shall, to the extent thereof, be in full settlement of all liability in respect of such payee.  If a dispute arises as to the proper recipient of any payments, the Plan Administrator in its sole discretion may withhold or cause to be withheld such payments until the dispute shall have been determined by a court of competent jurisdiction or shall have been settled by the parties concerned.  Subject to the immediately preceding sentence and Section 6.01, if the responsible party/payee does not execute the receipt and release within 60 days of the distribution trigger date, the Excess Investment Benefit shall be forfeited at the end of the 60th day and shall not be eligible for reinstatement.

8.04

Lost or Unknown Participants.  If any benefits payable under this Plan to a Participant, or to such Participant’s legal representative or Beneficiary, cannot be paid by reason that such person cannot be located by the later of (a) the last day of the calendar year in which the payment was due and (b) the 15th day of the third calendar month following the date specified under the Plan, after reasonable efforts have been made to locate such person, such benefits shall be forfeited and returned to the Company.

ARTICLE IX
MISCELLANEOUS

9.01

Non-Guarantee of Employment.  Nothing contained in this Plan shall be construed as a contract of employment between the Company and any Participant or Employee, or as a right of any such Participant or Employee to be continued in the employment of the Company, or as a limitation on the right of the Company to deal with any Participant or Employee, as to their hiring, discharge, layoff, compensation, and all other conditions of employment in all respects as though this Plan did not exist.

9.02

Rights Under Savings and Investment Plan.  Nothing in this Plan shall be construed to limit, broaden, restrict, or grant any right to a Participant, Employee, surviving spouse, domestic partner or any Beneficiary thereof under the Savings and Investment Plan, nor to grant any additional rights to any such Participant, Employee, surviving spouse, domestic partner or Beneficiary thereof under the Savings and Investment Plan, nor in any way to limit, modify, repeal or otherwise affect the Company’s right to amend or modify the Savings and Investment Plan.

9.03

Amendment and Termination.

(a)

Amendment/Modification/Termination.  The Plan may be amended, modified or terminated at any time by the Company, subject to Section 9.03(b) below and except that, without the consent of any Participant or Beneficiary, if applicable, no such amendment, modification or termination shall reduce or diminish the Excess Investment Benefit of any Participant accrued prior to the date of such amendment, modification or termination.  However no amendment, modification or termination shall result or cause an acceleration of payments or benefits under the Plan, unless the termination satisfies the Code section 409A safe harbor summarized in Section 9.03(b).  Further, at its sole discretion, the Company may elect, upon termination of this Plan to distribute in one lump sum to the Participant or any beneficiary, as the case may be, the value of the Benefit or the commuted value of any remaining installment payments.

(b)

Plan Termination under Code section 409A. Generally, payments may be accelerated upon plan termination only if:

(i)

the Employer is terminating an entire category of aggregated plans, that is, all other plans of a similar type (i.e., that are required to be aggregated with the terminating plan under the Code section 409A final regulations);

(ii)

all payments to the Directors as a result of the plan termination are not made until at least 12 months after action taken to terminate the plan is taken, that is, all payments must be made between 13 and 24 months after the date such action is taken; and

(iii)

no similar successor plan can be established within three years following the date the action to terminate the plan was taken.

9.04

Nonassignability.  The benefits payable under this Plan shall not be subject to alienation, assignment, garnishment, execution or levy of any kind and any attempt to cause any benefits to be so subjected shall not be recognized, except to the extent required by applicable law; provided, however, that a Participant or Beneficiary may assign his or her entire interest in their Excess Investment Benefit to the Participant’s or Beneficiary’s spouse or former spouse, as the case may be, under a divorce or separation instrument described in subparagraph (A) of Code section 71(b)(2).

9.05

Plan Administration.  The Plan shall be operated and administered by the Plan Administrator or its duly authorized representative.  The Plan Administrator shall have sole discretionary authority to determine all questions arising in connection with the Plan, to interpret the provisions of the Plan and to construe all of its terms, to adopt, amend and rescind rules and regulations for the administration of the Plan and to make all determination in connection with the Plan as may be necessary or advisable. All such actions of the Plan Administrator shall be conclusive and binding on all persons.

9.06

Interpretation Consistent with Code Section 409A.   The intent of the parties is that payments and benefits under this Plan comply with Code section 409A and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance therewith. If any provision of this Plan would cause the Employee to incur any additional tax or interest under Code section 409A, the Company, to the extent feasible, shall reform such provision to try to comply with Code section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code section 409A.  To the extent that any provision hereof is modified to comply with Code section 409A, such modification shall, to the extent reasonably possible, maintain the original intent of the applicable provision of this Plan without violating the provisions of Code section 409A.

9.07

Successor Company.  In the event of the dissolution, merger, consolidation or reorganization of the Company, provision may be made by which a successor to all or a major portion of the Company’s property or business shall continue the Plan, and the successor shall have all of the power, duties and responsibilities of the Company under the Plan.

9.08

Governing Law.  This Plan shall be construed and enforced in accordance with, and governed by, the laws of the State of Connecticut, without giving effect to the conflict of law provisions thereof.

9.09

Tax Withholding.  The Company may withhold from a payment any federal, state or local taxes required by law to be withheld with respect to such payments and such sums as the Company may reasonably estimate are necessary to cover taxes for which the Company may be liable and which may be assessed with regard to such payment.

9.10

Illegality of Particular Provision.  The illegality of any particular provision of this document shall not affect the other provisions and the document shall be construed in all respects as if such invalid provision were omitted.

ARTICLE X
PARTICIPATING EMPLOYERS

10.01

Adoption of Plan by Other Employers.  With the consent of the Benefit Plans Committee, any other affiliated corporation may adopt the Plan and all of the provisions hereof and participate herein as a Participating Employer by a properly executed document evidencing said intent and will of such Participating Employer.

10.02

Requirements of Participating Employers.

(a)

Funding and Liability.  Benefits payable under the Plan to employees of the Participating Employer are funded through the Participating Employer’s general assets.  The Participating Employer agrees to pay and assumes all liability with respect to all benefits payable under the Plan to past, present and future employees of the Participating Employer, their spouses and other dependents and beneficiaries in accordance with the terms of the Plan.  Notwithstanding the foregoing, Phoenix Life Insurance Company and not Phoenix Equity Planning Corporation nor Phoenix Investment Counsel, Inc. shall pay and assume liability for benefits payable under the Plan to Employees of Phoenix Equity Planning Corporation and Phoenix Investment Counsel, Inc. with respect to service completed before January 1, 1996.

(b)

Books and Records.  The Plan Administrator shall keep separate books and records concerning the contributions and benefits payable under the Plan with respect to the Participating Employer and the Employees of the Participating Employer.

(c)

Expenses. Each Participating Employer shall pay to the Company its proportionate share of any administrative expenses of the Plan which are to be paid by such employer.

10.03

Designation of Agent.  Each Participating Employer shall be deemed to have designated irrevocably the Benefit Plans Committee and the Plan Administrator as its agents.

10.04

Plan Amendment.

(a)

Company’s Right to Amend Plan.  Subject to the provisions of paragraph (b) hereof, each Participating Employer hereby delegates to the Company the right at any time to amend the Plan in accordance with the terms of the Plan, provided that any such amendment could not affect the Participating Employer’s share of the cost of the Plan.  If an amendment could affect the Participating Employer’s share of the cost of the Plan, then such amendment shall not be effective with respect to the Participating Employer until approved by the Participating Employer.  Any such amendment shall be adopted by the Participating

Employer’s benefit plans committee unless such amendment could significantly affect the Participating Employer’s share of the cost of the Plan, as determined by the Participating Employer’s benefit plans committee, in which case such amendment shall be adopted by the Participating Employer’s Board of Directors in accordance with the Participating Employer’s Articles of Incorporation, Bylaws and applicable law and shall become effective as provided therein upon its execution.

(b)

Effective Date of Amendment.  No amendment to the Plan shall be effective with respect to a Participating Employer until 45 days after a copy of the amendment shall have been delivered to the Participating Employer, unless the Participating Employer shall have waived its right to receive such advance copy of the amendment.

10.05

Withdrawal of a Participating Employer.  Subject to Section 9.03, a Participating Employer may terminate its participation in the Plan by giving the Benefit Plans Committee prior written notice specifying a termination date which shall be the last day of a month at least 30 days subsequent to the date such notice is delivered to the Benefit Plans Committee, unless the Benefit Plans Committee shall have waived its right to such notice.  The Benefit Plans Committee may terminate a Participating Employer’s participation in the Plan as of any termination date by giving the Participating Employer prior written notice specifying a termination date which shall be the last day of a month at least 30 days subsequent to the date such notice is delivered to the Participating Employer, unless the Participating Employer shall have waived its right to such notice.

10.06

Administrator’s Authority.  The Plan Administrator shall have all of the duties and responsibilities authorized by the Plan and shall have the authority to make any and all rules, regulations and decisions necessary or appropriate to effectuate the terms of the Plan, which shall be binding upon each Participating Employer and all Participants.